Subsidiaries of the Registrant

1. Telkom Directory Services (Proprietary) Limited, a company organized under the laws of the Republic of South Africa

2. Swiftnet (Proprietary) Limited, a company organized under the laws of the Republic of South Africa

3. Intekom (Proprietary) Limited, a Company organized under the laws of the Republic of South Africa

4. Telkom Communications International (Proprietary) Limited, a company organized under laws of the Republic of Mauritius1

5. Q-Trunk Proprietary Limited, a company organized under the laws of the Republic of South Africa.1

1 Dormant subsidiaries of the registrant.